Exhibit 4.5

THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE HEREOF MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT AGREEMENT

To Purchase [__] Shares of Common Stock of

FIREFLY NEUROSCIENCE, INC.

Dated as of August 12, 2024 (the “Effective Date”)

WHEREAS, Firefly Neuroscience, Inc., a corporation organized under the laws of Delaware (the “Company”) has entered into an engagement letter, dated as of [__], between the Company and [____]. (as amended and in effect from time to time, the “Engagement Agreement”) with the undersigned warrantholder (the “Warrantholder”).

WHEREAS, pursuant to the Subscription Agreement and as additional consideration to the Warrantholder for, among other things, its agreements in the Subscription Agreement, the Company has agreed to issue to the Warrantholder this Warrant Agreement, evidencing the right to purchase shares of common stock, par value $0.0001 per share, of the Company (this “Warrant”, “Warrant Agreement”, or this “Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Company and Warrantholder agree as follows:

SECTION 1.    GRANT OF THE RIGHT TO PURCHASE COMMON SHARES

(a)          For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, up to the number of fully paid and non-assessable shares of Common Stock (as defined below) equal to the Number of Shares (as defined below), at a purchase price per share equal to the Exercise Price (as defined below). The number and Exercise Price of such shares are subject to adjustment as provided in Section 8. As used herein, the following terms shall have the following meanings:

“Charter” means the Company’s Articles of Incorporation, as may be amended and in effect from time to time.

“Common Stock” means the Company’s shares of common stock, par value $0.0001 per share, as presently constituted under the Charter, and any class and/or series of Company capital stock for or into which such shares of common stock may be converted or exchanged in a reorganization, recapitalization or similar transaction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means $5.98, subject to adjustment from time to time in accordance with the provisions of this Agreement.

“Merger Event” means any of the following: (i) a sale, lease or other transfer of all or substantially all assets of the Company, (ii) any merger or consolidation involving the Company in which the Company is not the surviving entity or in which the outstanding shares of the Company’s capital stock are otherwise converted into or exchanged for shares of capital stock or other securities or property of another entity and in which the holders of a majority of the outstanding shares of capital stock of the Company immediately prior to such merger or consolidation do not hold a majority of the surviving entity or other entity immediately following such merger or consolidation, or (iii) any sale by holders of the outstanding voting equity securities of the Company in a single transaction or series of related transactions of shares constituting a majority of the outstanding combined voting power of the Company.

“Purchase Price” means, with respect to any exercise of this Warrant, an amount equal to the Exercise Price (subject to adjustment from time to time in accordance with the provisions of this Agreement) multiplied by the number of shares of Common Stock as to which this Warrant is then exercised.

“Rule 144” means Rule 144 of the Securities Act, as amended.

“Securities Act” means the Securities Act of 1933, as amended.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the shares of Common Stock are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the shares of Common Stock are then listed or quoted on a Trading Market, the daily volume weighted average price of the shares of Common Stock for such date (or the nearest preceding date) on the Trading Market on which the shares of Common Stock are then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the shares of Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the shares of Common Stock are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the shares of Common Stock are then reported on the Pink Market operated by the OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(b)          Number of Shares. This Warrant shall be exercisable for one shares of Common Stock, subject to adjustment from time to time in accordance with the provisions of this Agreement, subject to further adjustment thereafter from time to time in accordance with the provisions of this Agreement.

SECTION 2.  TERM OF THE AGREEMENT

The term of this Agreement and the right to purchase shares of Common Stock as granted herein shall commence on the Effective Date and, subject to Section 8(a), shall be exercisable for a period ending upon the fifth (5th) anniversary of the Effective Date (such date, the “Termination Date”).

SECTION 3.  EXERCISE OF THE PURCHASE RIGHTS

(a)          Exercise. The purchase rights set forth in this Agreement are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the expiration of the term set forth in Section 2, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed. Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in cash or certified check, and in no event later than three business (3) days thereafter, the Company shall, subject to the prior receipt of all necessary regulatory approvals, including those of the NASDAQ Capital Market and the Toronto Stock Exchange, cause its transfer agent to issue to the Warrantholder in book entry form the number of shares of Common Stock purchased, and the Company shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases under this Agreement, if any.

Upon any partial exercise of this Warrant, the Company shall, upon the Warrantholder’s written request, promptly issue an amended Agreement representing the remaining number of shares purchasable hereunder. All other terms and conditions of such amended Agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof.

(b)           Cashless Exercise. If at any time commencing after the Effective Date, there is no effective registration statement registering, or no current prospectus available for the resale of all of the shares of Common Stock that may be acquired pursuant to this Warrant by the Holder, then this Warrant may also be exercised at the Holder’s election, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of shares of Common Stock equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the VWAP on the Trading Day immediately preceding the date on which Holder elects to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of shares of Common Stock that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

Notwithstanding anything herein to the contrary, on the Termination Date, unless the Holder notifies the Company otherwise, if there is no effective registration statement registering, or no current prospectus available for, the resale of the Warrant Shares by the Holder, then this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 3(b).

SECTION 4.  RESERVATION OF SHARES

During the term of this Agreement, the Company will at all times have authorized and reserved a sufficient number of shares of Common Stock to provide for the exercise of the rights to purchase shares of Common Stock as provided for herein.

SECTION 5.  NO FRACTIONAL SHARES OR SCRIP

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Agreement, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.

SECTION 6.  NO RIGHTS AS SHAREHOLDER

Without limitation of any provision hereof, Warrantholder agrees that this Agreement does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Company prior to the exercise of any of the purchase rights set forth in this Agreement.

SECTION 7.  WARRANTHOLDER REGISTRY

The Company shall maintain a registry showing the name and address of the registered holder of this Agreement. Warrantholder’s initial address, for purposes of such registry, is set forth in Section 12(g). Warrantholder may change such address by giving written notice of such changed address to the Company.

SECTION 8.  ADJUSTMENT RIGHTS

The Exercise Price and the number of shares of Common Stock purchasable hereunder are subject to adjustment from time to time, as follows:

(a)          Merger Event. In connection with a Merger Event, this Warrant shall, on and after the closing thereof, automatically and without further action on the part of any party or other person, represent the right to receive the consideration payable on or in respect of all shares of Common Stock that are issuable hereunder as of immediately prior to the closing of such Merger Event less the Purchase Price for all such shares of Common Stock (such consideration to include both the consideration payable at the closing of such Merger Event and all deferred consideration payable thereafter, if any, including, but not limited to, payments of amounts deposited at such closing into escrow and payments in the nature of earn-outs, milestone payments or other performance-based payments), and such Merger Event consideration shall be paid to Warrantholder as and when it is paid to the holders of the outstanding shares of Common Stock.

(b)          Reclassification of Shares. Except for Merger Events subject to Section 8(a), if the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Agreement exist into the same or a different number of securities of any other class or classes of securities, this Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change. The provisions of this Section 8(b) shall similarly apply to successive combination, reclassification, exchange, subdivision or other change.

(c)          Subdivision or Combination of Shares. If the Company at any time shall combine or subdivide its shares of Common Stock, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased and the number of shares for which this Warrant is exercisable shall be proportionately increased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased and the number of shares for which this Warrant is exercisable shall be proportionately decreased.

(d)          Stock Dividends. If the Company at any time while this Agreement is outstanding and unexpired shall:

(i)

pay a dividend with respect to the outstanding shares of Common Stock payable in additional shares of Common Stock, then the Exercise Price shall be adjusted, as of the record date applicable to such dividend, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution, and the number of shares of Common Stock for which this Warrant is exercisable shall be proportionately increased; or

(ii)

make any other dividend or distribution on or with respect to shares of Common Stock, except any dividend or distribution (A) in cash, or (B) specifically provided for in any other clause of this Section 8, then, in each such case, provision shall be made by the Company such that the Warrantholder shall receive upon exercise of this Warrant a proportionate share of any such distribution as though it were the holder of the shares of Common Stock as of the record date fixed for the determination of the shareholders of the Company entitled to receive such distribution.

(e)          Notice of Certain Events. If: (i) the Company shall declare any dividend or distribution upon its outstanding shares of Common Stock, payable in shares, cash, property or other securities; (ii) the Company shall offer for subscription pro rata to the holders of its shares of Common Stock any additional shares of any class or other rights; (iii) there shall be any Merger Event; or (iv) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall give the Warrantholder notice thereof at the same time and in the same manner as it gives notice thereof to the holders of outstanding shares of Common Stock.

SECTION 9.      TRANSFERS

Subject to Section 10(f) and compliance with applicable federal and state securities laws, this Agreement and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes) upon surrender of this Agreement properly endorsed, with the prior written consent of the Company. Each taker and holder of this Agreement, by taking or holding the same, consents and agrees that this Agreement, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Agreement shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Agreement as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Agreement. Subject to the Company’s prior written consent, the transfer of this Agreement shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit III (the “Transfer Notice”) and an opinion of counsel (which may be Company counsel) reasonably satisfactory to the Company that such transfer does not require registration under the Securities Act or any applicable state securities laws, at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer.

SECTION 10.  MISCELLANEOUS.

(a)          Successors and Assigns. This Agreement shall be binding upon any successors or assigns of the Company.

(b)          Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where the non-defaulting party will not have an adequate remedy at law and where damages will not be readily ascertainable.

(c)          No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.

(d)          Additional Documents. The Company agrees to supply such other documents as the Warrantholder may from time to time reasonably request.

(e)          Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(f)          Notices. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Agreement or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (a) personal delivery to the party to be notified, (b) when sent by confirmed telex, electronic transmission or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, and shall be addressed to the party to be notified as follows:

If to Warrantholder:

With a copy to (which shall not constitute notice):

If to the Company:

Firefly Neuroscience, Inc.

1100 Military Road

Kenmore, NY

With a copy to (which shall not constitute notice):

Haynes and Boone, LLP

30 Rockefeller Plaza

New York, New York 10112

Attn: Rick A. Werner, Esq.

E-mail: rick.werner@haynesboone.com

or to such other address as each party may designate for itself by like notice.

(g)          Entire Agreement; Amendments. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersedes and replaces in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof. None of the terms of this Agreement may be amended except by an instrument executed by each of the parties hereto.

(h)          Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

(i)          No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(j)          No Waiver. No omission or delay by Warrantholder at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Warrantholder at any time designated, shall be a waiver of any such right or remedy to which Warrantholder is entitled, nor shall it in any way affect the right of Warrantholder to enforce such provisions thereafter during the term of this Agreement.

(k)          Survival. All agreements, representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall be for the benefit of Warrantholder and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

(l)          Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(m)        Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Agreement may be brought in any state or federal court of competent jurisdiction located in the State of New York, Borough of Manhattan. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in the State of New York, Borough of Manhattan; (b) waives any objection as to jurisdiction or venue in the State of New York, Borough of Manhattan; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 10(f) and shall be deemed effective and received as set forth in Section 10(f). Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

(n)          Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes arising under or in connection with this Agreement be resolved by a judge applying such applicable laws. EACH OF THE COMPANY AND WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE COMPANY AGAINST WARRANTHOLDER OR ITS ASSIGNEE OR BY WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY RELATING TO THIS AGREEMENT. This waiver extends to all such Claims, including Claims that involve persons or entities other the Company and Warrantholder; Claims that arise out of or are in any way connected to the relationship between the Company and Warrantholder; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement.

(o)          Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts (including by facsimile or electronic delivery (PDF)), and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

(p)          Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

(q)          Legends. To the extent required by applicable laws, this Warrant and the shares of Common Stock issuable hereunder (and the securities issuable, directly or indirectly, upon conversion of such shares of Common Stock, if any) may be imprinted with a restricted securities legend in substantially the following form:

THIS SECURITY MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:	FIREFLY NEUROSCIENCE, INC.

By: ___________________________________
Name: _________________________________
Title: __________________________________

WARRANTHOLDER:	[__________]

By: ___________________________________
Name: _________________________________
Title: __________________________________

[Signature Page to Warrant]

EXHIBIT I

NOTICE OF EXERCISE

To: Firefly Neuroscience, Inc.

(1)

The undersigned Warrantholder hereby elects to purchase _______ shares of Common Stock of Firefly Neuroscience, Inc., pursuant to the terms of the Warrant Agreement dated the 12th day of August, 2024 (the “Agreement”) between Firefly Neuroscience, Inc. and the Warrantholder, and tenders herewith payment of the full Purchase Price in cash, together with all applicable transfer taxes, if any.

(2)	Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below.

_______________________________________
(Name)

_______________________________________
(Address)

WARRANTHOLDER:	[_________]

By:___________________________________
Name:_________________________________
Title:__________________________________

EXHIBIT II

1. ACKNOWLEDGMENT OF EXERCISE

The undersigned [ ], hereby acknowledge receipt of the “Notice of Exercise” from [•], to purchase [ ] shares of Common Stock of Firefly Neuroscience, Inc., pursuant to the terms of the Warrant, and further acknowledges that [ ] shares remain subject to purchase under the terms of the Warrant.

COMPANY:	FIREFLY NEUROSCIENCE, INC.

By:_____________________________
Title:____________________________
Date:____________________________

EXHIBIT III

TRANSFER NOTICE

(To transfer or assign the foregoing Warrant execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is

Dated:

Holder’s Signature:

Holder’s Address:
Signature Guaranteed:

NOTE: The signature to this Transfer Notice must correspond with the name as it appears on the face of the Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Agreement.